REGISTRATION NO.
===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ZONE 4 PLAY, INC.
             (Exact name of registrant as specified in its charter)

            NEVADA                                       98-0374121
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                      103 FOULK ROAD, WILMINGTON, DE 19803
                    (Address of Principal Executive Offices)

                          2004 GLOBAL SHARE OPTION PLAN
                            (Full title of the plan)

                     Shimon Citron, Chief Executive Officer
                                Zone 4 Play, Inc.
                                 103 Foulk Road
                              Wilmington, DE 19803
                                 (302) 691-6177
            (Name, Address and Telephone Number of Agent For Service)

                                   COPIES TO:

                           Edwin L. Miller, Jr., Esq.
                           Howard E. Berkenblit, Esq.
              Zysman, Aharoni, Gayer & Co./Sullivan & Worcester LLP
                             One Post Office Square
                                Boston, MA 02109
                                Tel: 617-338-2800
                                Fax: 617-338-2880

     If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), shall apply to this registration statement.

                         CALCULATION OF REGISTRATION FEE

                                                      PROPOSED MAXIMUM       PROPOSED MAXIMUM
   TITLE OF SECURITIES TO BE        AMOUNT TO BE     OFFERING PRICE PER     AGGREGATE OFFERING      AMOUNT OF
          REGISTERED                 REGISTERED             SHARE                 PRICE          REGISTRATION FEE
          ----------                 ----------             -----                 -----          ----------------
Common Stock, $.001 par value
per share                           3,155,478(1)       $        1.55(2)       $   4,890,990.9(2)     $575.66

Common Stock, $.001 par value
per share                           1,300,000(3)       $         .55(4)       $     715,000  (4)     $ 84.16

Common Stock, $.001 par value
per share                             544,522(3)       $        1.00(4)       $     544,522  (4)     $ 64.09

Total                               5,000,000                                 $   6,150,512.9        $723.91


(1) Represents shares reserved for issuance upon the exercise of stock options that may be granted under the 2004 Global Share Option Plan.

(2) The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices reported on the Over-The-Counter Bulletin Board on June 21, 2005.

(3) Represents shares to be issued by the Registrant pursuant to the exercise of options granted under its 2004 Global Share Option Plan.

(4) The proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed in accordance with Rule 457(h) using the price at which the outstanding options for such shares may be exercised.

                                EXPLANATORY NOTE

     This registration statement relates to 5,000,000 shares of common stock to be issued in the future upon the exercise of options that have been, or may be, granted under the Registrant's 2004 Global Share Option Plan.

PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.

     The information required by Item 1 is included in the documents sent or given to participants in the 2004 Global Share Option Plan (the "Plan") of Zone 4 Play, Inc. (the "Company") pursuant to Rule 428(b)(1) of the Securities Act and is not required to be filed with the Securities and Exchange Commission (the "SEC") as part of this registration statement or as an exhibit hereto.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     Participants in the Plan may obtain a copy of the Plan or the documents incorporated by reference in Item 3 of Part II below, at no cost, by writing or telephoning Shimon Citron, the Company's Chief Executive Officer at: Zone 4 Play, Inc., 103 Foulk Road, Wilmington, DE 19803; telephone (302) 691-6177.

     The documents specified in Item 1 of Part I of this registration statement and the documents incorporated by reference in Item 3 of Part II of this registration statement, taken together, constitute a prospectus pursuant to
Section 10(a) of the Securities Act.

     The prospectus filed as part of this registration statement has been prepared in accordance with the requirements of Form S-3 and may be used for the resale of the 1,384,522 shares of common stock to be issued by the Company to the individuals named in this prospectus under the heading "SELLING STOCKHOLDERS" pursuant to the exercise of options granted to such Selling Stockholders under the Plan.

REOFFER PROSPECTUS

                                ZONE 4 PLAY, INC.

                      UP TO 1,384,522 HARES OF COMMON STOCK

     This prospectus relates to the sale of up to 1,384,522 shares of common stock of Zone4Play that will be issued by us to the individuals named in this prospectus under the heading "SELLING STOCKHOLDERS" upon the exercise of options granted to such selling stockholders under our 2004 Global Share Option Plan. The selling stockholders may sell the 1,384,522 shares of common stock offered under this prospectus in the open market at prevailing market prices or in private transactions at negotiated prices. They may sell the shares directly or indirectly through underwriters, brokers or dealers. The selling stockholders and any underwriters, brokers or dealers who may participate in a sale of the shares may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the commissions paid or discounts or concessions allowed to any such underwriter, broker or dealer by any person may be deemed to be underwriting discounts or commissions under the Securities Act. All discounts, commissions or fees incurred in connection with the sale of the shares, except the expenses of registering the shares and preparing and filing this prospectus with the Securities and Exchange Commission (the "SEC"), will be paid by the selling stockholders or by the purchasers of the shares. We will pay the expenses of registering the shares and preparing and filing this prospectus with the SEC. For additional information on the methods of sale, you should refer to the section entitled "PLAN OF DISTRIBUTION." We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

     Our common stock trades on the Over-The-Counter Bulletin Board under the symbol "ZFPI.OB." On June 21, 2005, the closing sale price of our common stock was $1.52 per share.

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY INVESTORS WHO CAN BEAR THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT SHOULD INVEST. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  ---------------------------------------------

                  The date of this prospectus is June 21, 2005.

                  ---------------------------------------------

                                TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----

Zone4Play                                                                    3
Risk Factors                                                                 4
Forward-Looking Statements                                                  11
Selling Stockholders                                                        12
Plan of Distribution                                                        13
Description of Securities                                                   13
Legal Matters                                                               14
Incorporation of Certain Documents by Reference                             14
Indemnification of Directors and Officers                                   14
Additional Information Available to You                                     15

                                ZONE 4 PLAY, INC.

     Zone4Play develops interactive games technology that provides an end-to-end solution for multiple platforms that allows service providers to deliver games to their subscribers. Our software offers a single user\s account that enables switching from one platform to another (e.g., from wireless to interactive digital TV and vice versa) with the same user information. We have a research and development center in Israel and marketing and support operations in the United Kingdom. Our customers include cable and satellite television service providers, wireless operators, Internet services providers and hospitality service providers. Among our customers are AVAGO TV (Sky UK), NTL (UK), Telewest
(UK), Cablevision (US), Lodgenet (US), RCN (US), The Poker Channel (UK) and Eurobet (UK).

     For the years ended December 31, 2004, 2003, 2002 and for the period from April 2001 (date of inception) until December 31, 2001, we incurred net losses of $1,920,877, $442,412, $487,716 and $6,638, respectively. At December 31,
2004, we had a working capital deficit of $385,993 and an accumulated deficit of $2,957,668.

     Our principal executive offices are located at 103 Foulk Road, Wilmington, DE 19803 and our telephone number is (302) 691-6177.

     As used throughout this prospectus, the terms "Zone 4 Play," "Company," "we," "us" or "our" refer to Zone 4 Play, Inc. and its subsidiaries.

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THEN THE SHARES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SHARES OF COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  RISK FACTORS

     Our business involves a high degree of risk. Potential investors should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition, and results of operations could be materially and adversely affected. This could cause the trading price of our common stock to decline, with the loss of part or all of an investment in our common stock.

RISKS RELATED TO OUR BUSINESS

OUR BRIEF OPERATING HISTORY MAKES OUR FUTURE SUCCESS UNCERTAIN.

     We have a brief operating history. In 2001 we began our business of developing, commercializing and marketing games software and technologies. We are continuing to develop our business, enhance and extend our product suite and build our organization. Our brief operating history makes our success uncertain. As a result of our brief operating history, it is difficult to accurately forecast our revenues, and we have limited meaningful historical financial data upon which to base planned operating expenses and new business revenue.

WE HAVE INCURRED LOSSES SINCE OUR INCEPTION, AND THERE IS NO ASSURANCE THAT PROFITABLE OPERATIONS, IF ACHIEVED, CAN BE SUSTAINED.

     We have not yet realized a profit, and we do not expect to be profitable in the near future. We cannot assure you that we will ever achieve profitability. For the years ended December 31, 2004, 2003, 2002, and for the period from April 2001 (date of inception) until December 31, 2001, we incurred net losses of $1,920,877, $442,412, $487,716 and $6,638, respectively. At December 31, 2004, we had a working capital deficit of $385,993 and an accumulated deficit of $2,957,668. These historical financial losses and financial condition could make it more difficult for us to obtain financing in the future or could reduce the value the market places on our common stock. We expect to incur substantial costs that may not be offset by increased revenues. These costs include the following: continued brand development, marketing and other promotional activities; continued product development, upgrading and maintenance of our software; increased administrative costs related to infrastructure and business support systems, the expansion of our product offerings and the continued enhancements to our technologies; and development of strategic business relationships.

EVEN IF WE ACHIEVE A SUBSTANTIAL INCREASE IN OPERATING REVENUES, OUR OPERATING RESULTS ARE LIKELY TO BE DIFFICULT TO PREDICT AND ARE LIKELY TO FLUCTUATE SUBSTANTIALLY.

     Our operating results are likely to fluctuate significantly due to a variety of factors, many of which are outside of our control. Factors that may harm our business or cause our operating results to fluctuate include the following:

     o the ability of customers to obtain players and grow their games business;

     o    the mix of games and other products developed by us;

     o    our inability to obtain new customers and strategic partners;

     o our inability to adequately maintain, upgrade and develop our technologies;

     o    technical difficulties with respect to the use of our software;

     o the ability of our competitors to offer new or enhanced games technologies, services or products;

     o    price competition;

     o    adverse regulatory developments in the business of games for pay;

     o our inability to license additional games from third parties; and o the amount and timing of operating costs and capital expenditures relating to commercializing our technologies.

LACK OF CONTINUED ACCEPTANCE OF OUR PRODUCTS WILL AFFECT OUR BUSINESS.

     Poor market acceptance of our products or other unanticipated events may result in lower revenues than anticipated, making anticipated expenditures on development, advertising and promotion not feasible. Initially, our success may be limited by our limited experience marketing games technologies, our limited international marketing experience and our lack of brand recognition. We cannot assure you that our technologies will continue to gain acceptance in the marketplace or that we will earn sufficient revenues from licensing our products to earn any profits.

WE HAVE FINANCED OUR OPERATIONS PRIMARILY THROUGH THE SALE OF EQUITY SECURITIES AND MAY BE UNABLE TO CONTINUE TO DO SO.

     Since inception through December 31, 2004, we have incurred a cumulative deficit of $2,957,668 and have raised net proceeds from the sale of equity securities of approximately $2,173,932. We may need to continue to finance our operations with the sale of equity securities. If we do so, our shareholders will experience dilution to their percentage interest in the Company, which may be substantial, and the new equity securities may have rights, preferences or privileges senior to those of existing holders of our shares of common stock. If we unable to obtain future financing, we may have to substantially curtail or cease operations or find a merger partner on terms which, if available at all, may be unfavorable.

WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUES FROM THREE CUSTOMERS, AND A SIGNIFICANT PORTION OF OUR 2004 REVENUES WERE DERIVED FROM ONE-TIME TRANSACTIONS.

     As of December 31, 2004, we derived approximately 75% of our revenues from three major customers: The Games Channel Limited (38%); Winner.com (UK) Ltd. (26%); and RCN Telecom Services of Illinois LLC (11%). Our chief executive officer, Shimon Citron, owns 60% of Winner.com (UK) Ltd., of which half of the shares are being held as a trustee for other shareholders. Our revenues from Winner.com (UK) Ltd. and RCN in that period were mostly derived from one-time transactions (sale of software and a one-time license fee). Concentration of a large percentage of total revenues with a limited number of customers imposes significant risks to our business and the termination of or failure to renew contracts with us could materially adversely effect our financial condition and results of operations.

OUR REVENUE MODEL IS DEPENDENT UPON THE REVENUES OF OUR CUSTOMERS. IF OUR TECHNOLOGY AND GAMES ARE NOT WIDELY ACCEPTED BY OUR CUSTOMERS' SUBSCRIBERS, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE MATERIALLY AND ADVERSELY AFFECTED.

     We typically enter into agreements with our customers under which, they offer our applications to subscribers and we receive a percentage of our customers' related revenues. The subscribers are charged a one-time, monthly or per-use subscription fee for the application. Our customers retain a percentage of the fee and remit the balance to us. If our technology and games are not widely accepted by our customers' subscribers, our financial condition and results of operations will be materially adversely affected.

BECAUSE SOME OF OUR FINANCIAL ASSETS AND LIABILITIES ARE DENOMINATED IN NON-DOLLAR CURRENCIES SUCH AS THE BRITISH POUND STERLING, AND BECAUSE OUR FINANCIAL RESULTS ARE MEASURED IN DOLLARS, OUR RESULTS OF OPERATIONS COULD BE HARMED AS A RESULT OF FLUCTUATIONS IN THE VALUE OF THE DOLLAR COMPARED TO THESE OTHER CURRENCIES.

     Approximately 53% of our revenues in 2004 were generated in currencies other than the dollar, such as the British Pound Sterling. As a result, some of our financial assets are denominated in these currencies, and fluctuations in these currencies could adversely affect our financial results. In addition, we incur and expect to continue to incur additional expenses in non-dollar currencies. Therefore, some of our financial liabilities are denominated in these non-dollar currencies. As a result, the aggregate translation adjustments for the 2004 fiscal year were reported as a component of accumulated other comprehensive income (losses) in shareholders equity.

     Due to the fact that our financial results are measured in dollars, our results could be harmed as a result of strengthening or weakening of the dollar compared to these other currencies. Our results could also be adversely affected if we are unable to guard against currency fluctuations in the future. Accordingly, we may (or may not) enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the dollar against the British Pound Sterling or other currencies. These measures, however, may not adequately protect us from future currency fluctuations.

RAPID TECHNOLOGICAL CHANGES MAY ADVERSELY AFFECT OUR FUTURE REVENUES AND PROFITABILITY.

     The software industry is subject to rapid technological change. We need to anticipate the emergence of new hardware and software technologies, assess their market acceptance, and make substantial development and related investments. New technologies in software programming or operations could render our technology obsolete or unattractive to our customers, thereby limiting our ability to recover development costs and potentially adversely affecting our future revenues and profitability. Because a feature of our technology is its ability to operate across platforms, we must continuously monitor the development of new platforms and changes in existing platform technologies in order to keep our software from becoming obsolete.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
COMPETITORS.

     The interactive games industry is new, rapidly evolving and intensely competitive. The competition among developers of games software is increasing rapidly. Currently, we compete with a number of competitors, many of which have similar product offerings. Many of our competitors have substantially greater financial, marketing and other resources than us and offer a broader range of services than us. Some of our competitors have longer operating histories and have established customer relationships. The possibility of the very largest software providers entering into new markets is always a competitive threat in the software industry. Many of these software providers are known for their aggressive marketing tactics.

     Our competitors may be able to develop technologies more effectively or may be able to license their technologies on more favorable terms given their larger customer base. Competitors may also adopt more aggressive pricing or licensing policies than us, which may hinder our ability to penetrate the market and license our technologies.

     In addition, increased competition is likely to result in price reductions, reduced gross margins and an increased number of competitors competing for market share, any of which could seriously harm our ability to generate revenues and our results of operations. We expect competition to intensify in the future because current and new competitors can enter our market with little difficulty, and our competitors may sell their software at reduced prices.

WE ARE PARTIALLY DEPENDENT ON GAMES LICENSED FROM OTHER DEVELOPERS AND THE PROPER FUNCTIONING OF THOSE GAMES.

     Because some of our offerings incorporate software developed and maintained by third parties, we are also dependent to a certain extent upon the proper functioning of those products and on third parties' abilities to enhance their current products, and to develop new products on a timely and cost-effective basis.

OUR PRODUCTS WILL BECOME OBSOLETE IF WE DO NOT UPGRADE AND IMPROVE OUR PRODUCTS AND DEVELOP NEW TECHNOLOGIES.

     The success of our products and our ability to sublicense our technologies and to develop a competitive advantage in the market will depend on our ability to improve our products and develop new and innovative technologies. Our operations will be at risk if our products are not continually upgraded and improved. The high technology industry is characterized by a consistent flow of new product and service offerings, which may render existing products and services obsolete.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PREVENT OTHERS FROM INFRINGING ON OUR TECHNOLOGIES.

     Our success is heavily dependent upon proprietary technology. To protect our proprietary technology, we rely principally upon copyright and trade secret protection. There can be no assurance that the steps taken by us in this regard will be adequate to prevent misappropriation or independent third-party development of our technology. Further, the laws of certain countries in which we intend to license our technologies or products may be inadequate to protect us. We do not include in our software any mechanism to prevent or inhibit unauthorized use, but we generally require the execution of an agreement that restricts unauthorized copying and use of our products. If unauthorized copying or misuse of our products were to occur, our business and results of operations could be materially adversely affected.

     While the disclosure and use of our proprietary technology, know-how and trade secrets are generally controlled under agreements with the parties involved, we cannot assure you that all confidentiality agreements will be honored, that others will not independently develop similar or superior technology, that disputes will not arise concerning the ownership of intellectual property, or that dissemination of our proprietary technology, know-how and trade secrets will not occur.

INTELLECTUAL PROPERTY CLAIMS AGAINST US CAN BE COSTLY AND COULD IMPAIR OUR BUSINESS.

     We believe that our products and technology do not infringe patents or other proprietary rights of third parties. There can be no assurance, however, that third parties will not claim that our current or future products infringe such rights of third parties. We expect that software developers will increasingly be subject to such claims as the number of products and competitors providing games software and services grow and overlap occurs. Any such claim, with or without merit, could result in costly litigation or require us to enter into royalty or licensing agreements in order to obtain a license to continue to develop and market the affected products. There can be no assurance that we would prevail in any such action or that any license (including licenses proposed by third parties) would be made available on commercially acceptable terms, if at all. If we become involved in litigation over proprietary rights, it could consume a substantial portion of our managerial and financial resources, which could have a material adverse effect on our business and financial condition.

OUR ABILITY TO LICENSE OUR TECHNOLOGY WILL BE ADVERSELY AFFECTED IF OUR TECHNOLOGY'S SECURITY MEASURES FAIL.

     Our technologies incorporate security and authentication protections designed to allow licensees to protect certain personal information of players, such as credit card numbers, player information and player account balances. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect a player's personal information. If the security measures in our software fail, licensees may lose many customers and our ability to license our technologies will be adversely affected.

     Furthermore, the servers and computer systems of licensees may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could disrupt their operations and their ability to pay us licensing fees. Any material failure of such systems may have a material affect on our business. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. We cannot assure you that we can prevent all security breaches.

ERRORS OR DEFECTS IN OUR SOFTWARE PRODUCTS COULD DIMINISH DEMAND FOR OUR PRODUCTS, INJURE OUR REPUTATION AND REDUCE OUR OPERATING RESULTS.

     Our software products are complex and may contain errors that could be detected at any point in the life of the product. We cannot assure you that errors will not be found in new products or releases after shipment. This could result in diminished demand for our products, delays in market acceptance and sales, diversion of development resources, injury to our reputation or increased service and warranty costs. If any of these were to occur, our operating results could be adversely affected.

WE MAY NEED TO CHANGE THE MANNER IN WHICH WE INTEND TO CONDUCT A PORTION OF OUR BUSINESS IF GOVERNMENT REGULATION INCREASES.

     A portion of our business involves the licensing of software used to conduct games for pay, or gambling, over the Internet. We do not, however, operate any casinos or otherwise directly engage in this business. The regulation of the gambling industry is complex, intensive and constantly changing. The adoption or modification of laws or regulations relating to Internet gambling could adversely affect the manner in which we currently conduct this portion of our business. Many countries are currently struggling with issues surrounding Internet gambling. More specifically, they are considering the merits, limitations and enforceability of prohibition, regulation or taxation of wagering and games transactions that are transacted over the Internet. There are significant differences of opinion and law. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws that may impose additional burdens on us. Laws and regulations directly applicable to games, communications or commerce over the Internet are becoming more prevalent.

     The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In order to comply with new or existing laws regulating online commerce, we may need to modify the manner in which we do business, which may result in additional expenses. We may need to hire additional personnel to monitor our compliance with applicable laws.

     We are not aware of any regulations or laws that prohibit the development and the licensing of Internet games software that may potentially be used in violation of applicable statutes. It is possible that our planned activities, even though we do not intend to operate Internet casinos or otherwise directly engage in the gambling business, may be alleged to violate an applicable statute based on an interpretation of the statute or based on a future change of law or interpretation or enforcement policy. Such allegations could result in either civil or criminal proceedings brought by governmental or private litigants. As a result of such proceedings, we could incur substantial litigation expense, fines, diversion of the attention of key employees, and injunctions or other prohibitions preventing us from engaging in various anticipated business activities. Such an outcome would have a material adverse effect on our business and our results of operations.

BECAUSE WE INTEND TO OPERATE IN MULTIPLE INTERNATIONAL MARKETS, WE ARE SUBJECT TO ADDITIONAL RISKS.

     We currently sell our software products in a number of countries and we intend to enter additional geographic markets. Our business is subject to risks, which often characterize international markets, including:

     o    potentially weak protection of intellectual property rights;

     o    economic and political instability;

     o    import or export licensing requirements;

     o    trade restrictions;

     o    difficulties in collecting accounts receivable;

     o    longer payment cycles;

     o    unexpected changes in regulatory requirements and tariffs;

     o seasonal reductions in business activities in some parts of the world, such as during the summer months in Europe;

     o    fluctuations in exchange rates; and

     o    potentially adverse tax consequences.

IF WE ARE NOT ABLE TO MANAGE GROWTH OF OUR BUSINESS, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE NEGATIVELY AFFECTED.

     We believe that rapid growth and expansion could cause significant strains on our managerial, operational, financial and other resources. Any failure to manage the anticipated growth and expansion of our business could have a material adverse effect on our financial condition.

THE LOSS OF OUR KEY MANAGEMENT PERSONNEL MAY ADVERSELY AFFECT OUR BUSINESS.

     We depend on a relatively small number of key employees, including Shimon Citron, our Chief Executive Officer, Gil Levy, our Vice President of Research and Development, and Shachar Schalka, our Chief Technology Officer, the loss of any of whom could have an adverse affect on the financial performance of our business. Even though we have employment agreements with certain of these individuals, we cannot assure you that they will continue their service with the Company. We currently do not maintain key-man life insurance on any of our managers.

IF WE ARE UNABLE TO HIRE AND RETAIN SKILLED PERSONNEL, OUR BUSINESS AND FINANCIAL RESULTS WILL BE NEGATIVELY AFFECTED.

     Our success depends to a significant extent on our ability to identify, hire and retain skilled personnel. The software industry is characterized by a high level of employee mobility and aggressive recruiting among competitors for personnel with technical, marketing, sales, product development and management skills. We may not be able to attract and retain skilled personnel or may incur significant costs in order to do so. If we are unable to attract additional qualified employees or retain the services of key personnel, our business and financial results could be negatively impacted.

OUR OFFICERS, DIRECTORS AND FOUNDING SHAREHOLDERS CONTROL A SIGNIFICANT PORTION OF OUR OUTSTANDING COMMON STOCK. ACCORDINGLY, OUR OUTSIDE SHAREHOLDERS MAY NOT COLLECTIVELY OWN ENOUGH SHARES TO SIGNIFICANTLY INFLUENCE MATTERS THAT ARE VOTED UPON BY OUR SHAREHOLDERS, INCLUDING THE ELECTION OF DIRECTORS.

     Our officers, directors and founding shareholders own approximately 29% of our issued and outstanding stock. We do not have cumulative voting in the election of directors. Thus, purchasers of our common stock may not be able to affect the election of any directors to our board of directors.

RISKS RELATED TO OUR COMMON STOCK

THE LIMITED MARKET FOR OUR SHARES WILL MAKE OUR STOCK PRICE MORE VOLATILE. THEREFORE, YOU MAY HAVE DIFFICULTY SELLING YOUR SHARES.

     The market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. Currently, our common stock is traded on the Over-The-Counter Bulletin Board. Securities traded on the OTC Bulletin Board typically have low trading volumes. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for our shareholders to sell our common stock. In addition, unlike NASDAQ and the various international stock exchanges, there are few corporate governance requirements imposed on OTC Bulletin Board-traded companies.

THERE ARE NO LOCK-UP OR OTHER RESTRICTIONS ON THE SALE OF OUR OUTSTANDING COMMON STOCK. SALES BY EXISTING SHAREHOLDERS MAY DEPRESS OUR SHARE PRICE AND MAY IMPAIR OUR ABILITY TO RAISE ADDITIONAL CAPITAL THROUGH THE SALE OF EQUITY SECURITIES WHEN NEEDED.

     As of May 10, 2005, we had 23,925,010 shares of common stock and no shares of preferred stock issued and outstanding. Since we did not conduct a conventional initial public offering, there are no contractual lock-up restrictions on the sale of our outstanding common stock. Virtually all of our outstanding common stock will be freely tradable pursuant to resale registration statements or pursuant to Rule 144 under the Securities Act. The possibility that substantial amounts of outstanding common stock may be sold in the public market ("market overhang") may adversely affect prevailing market prices, if any shall then exist, for our common stock. This could negatively affect the market price of our common stock and could impair our ability to raise additional capital through the sale of equity securities.

     The registration statement of which this prospectus forms a part covers the 5,000,000 shares of common stock reserved for issuance upon the exercise of stock options that have been, or may be, granted under our 2004 Global Share Option Plan. Of the 5,000,000 shares covered by such registration statement, 1,384,522 shares may be offered for resale by the selling stockholders named in this prospectus upon the exercise of options granted to such individuals under our 2004 Global Share Option Plan. The sale of the 1,384,522 shares by the selling stockholders may depress our share price and may impair our ability to raise additional capital through the sale of equity securities.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC, AND THE TRADING MARKET IN OUR COMMON STOCK IS LIMITED. THIS MAKES TRANSACTIONS IN OUR COMMON STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF YOUR SHARES.

     The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unl1ess exempt, Rule 15g-9 requires:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and

     o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

     In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

     o obtain financial information and investment experience objectives of the person; and

     o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

     o sets forth the basis on which the broker or dealer made the suitability determination; and

     o that the broker or dealer received a signed, written statement from the investor prior to the transaction.

     Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in its market value.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

RISKS RELATED TO OUR LOCATION IN ISRAEL

POTENTIAL POLITICAL, ECONOMIC AND MILITARY INSTABILITY IN ISRAEL MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our principal offices and operations are located in Israel. Accordingly, political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since October 2000, there has been an increase in hostilities between Israel and the Palestinians, which has adversely affected the peace process and has negatively influenced Israel's relationship with its Arab citizens and several Arab countries. Such ongoing hostilities may hinder Israel's international trade relations and may limit the geographic markets, where we can sell our products. Furthermore, the United States Department of State has issued advisories regarding travel to Israel, impeding the ability of travelers to attain travel insurance. Any hostilities involving Israel or threatening Israel, or the interruption or curtailment of trade between Israel and its present trading partners, could adversely affect our operations.

OUR RESULTS OF OPERATIONS COULD BE NEGATIVELY AFFECTED BY THE OBLIGATIONS OF OUR PERSONNEL TO PERFORM MILITARY SERVICE.

     Our operations could be disrupted by the absence for significant periods of one or more of our executive officers, key employees or a significant number of other employees because of military service. Some of our executive officers and some of our male employees in Israel are obligated to perform military reserve duty, which could accumulate annually from several days to up to two months in special cases and circumstances. The length of such reserve duty depends, among other factors, on an individual's age and prior position in the army. In addition, if a military conflict or war occurs, these persons could be required to serve in the military for extended periods of time. Any disruption in our operations as the result of military service by key personnel could harm our business.

UNDER CURRENT ISRAELI LAW, WE MAY NOT BE ABLE TO ENFORCE COVENANTS NOT TO COMPETE AND THEREFORE MAY BE UNABLE TO PREVENT OUR COMPETITORS FROM BENEFITING FROM THE EXPERTISE OF SOME OF OUR FORMER EMPLOYEES.

     Israeli courts have required employers seeking to enforce non-compete undertakings against former employees to demonstrate that the former employee breached an obligation to the employer and thereby caused harm to one of a limited number of legitimate interests of the employer recognized by the courts such as, the confidentiality of certain commercial information or a company's intellectual property. We currently have non-competition clauses in the employment agreements of most of our employees. The provisions of such clauses prohibit our employees, if they cease working for us, from directly competing with us or working for our competitors. In the event that any of our employees chooses to work for one of our competitors, we may be unable to prevent our competitors from benefiting from the expertise of our former employees obtained from us, if we cannot demonstrate to the court that a former employee breached a legitimate interest recognized by a court and that we suffered damage thereby.

IT COULD BE DIFFICULT TO ENFORCE A U.S. JUDGMENT AGAINST OUR OFFICERS, OUR DIRECTORS AND US.

     Except for one director, Mr. Sean Ryan, all of our executive officers and directors are non-residents of the United States, and virtually all of our assets and the assets of these persons are located outside the United States. Therefore, it could be difficult to enforce a judgment obtained in the United States against us or any of these persons.

                           FORWARD-LOOKING STATEMENTS

     The statements contained in this prospectus that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. In particular, our statements regarding the potential growth of the markets are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the growth of the interactive game market and other factors, including general economic conditions and regulatory developments, not within our control. The factors discussed herein and expressed from time to time in our filings with the SEC could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this filing, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Before deciding to purchase our common stock you should carefully consider the risks described in the "Risk Factors" section, in addition to the other information set forth in this prospectus and the documents incorporated by reference herein.

                              SELLING STOCKHOLDERS

     The table below sets forth the common stock ownership of the selling stockholders as of June 22, 2005, including the number of shares of common stock issuable upon the exercise of options held by such selling stockholders. Because the selling stockholders may offer from time to time all or some of their shares under this prospectus, no assurances can be given as to the actual number of shares that will be sold by any selling stockholder or that will be held by the selling stockholders after completion of the sales.

     Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. Unless otherwise indicated, the address for each selling stockholder is c/o Zone4Play, Inc., 103 Foulk Road, Wilmington, DE 19803.

                 SHARES BENEFICIALLY OWNED                           SHARES BENEFICIALLY OWNED
                 PRIOR TO THE OFFERING (1)                              AFTER THE OFFERING (3)
                 -------------------------                              ----------------------
                                                                        TOTAL
    NAME                   NUMBER            SHARES OFFERED (2)        NUMBER         PERCENT (4)
    ----                   ------            ------------------        ------         -----------
Levi, Gil (5)              389,625 (6)           200,000              189,625               *
Levy, Uri (7)              200,000               200,000                    0               *
Miller, Idan (8)           200,000               200,000                    0               *
Rothman, Shlomo (9)        192,261               192,261                    0               *
Schalka, Shachar (10)      494,525 (11)          200,000              294,525            1.2%
Tabak, Haim (12)           343,453 (13)          200,000              143,453               *
Zucker, Oded (14)          192,261               192,261                    0               *

TOTAL                                          1,384,522
                                               =========

*    Less than 1%.


(1) Includes all shares of common stock which the selling stockholders have the right to acquire upon the exercise of options granted under our 2004 Global Share Option Plan, whether or not such right has yet to become exercisable or will become exercisable within 60 days of June 22, 2005.

(2) Includes certain shares of common stock which the selling stockholders have the right to acquire upon the exercise of options granted under our 2004 Global Share Option Plan, whether or not such right has yet to become exercisable or will become exercisable within 60 days of June 22, 2005.

(3) Includes all shares of common stock which the selling stockholders have the right to acquire upon the exercise of options granted under our 2004 Global Share Option Plan, whether or not such right has yet to become exercisable or will become exercisable within 60 days of June 22, 2005. Assumes that all securities offered will be sold and that all shares of common stock underlying options will be issued. Also assumes that no other shares are acquired or transferred by the selling stockholders.

(4) Applicable percentage ownership is based on 23,925,010 shares of common stock outstanding as of June 22, 2005, together with securities exercisable or convertible into shares of common stock by the particular selling stockholder, whether or not such right has yet to become exercisable or will become exercisable within 60 days of June 22, 2005. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them.

(5)  Mr. Levi is our Vice President of Research & Development.

(6)  Includes 116,148 shares which are held by the Abramovich Trust Company Ltd.

(7)  Mr. Levy is our Chief Financial Officer.

(8)  Mr. Miller is our Vice President Marketing and Sales.

(9)  Mr. Rothman is one of our directors.

(10) Mr. Schalka is our Chief Technology Officer.

(11) Includes 116,148 shares which are held by the Abramovich Trust Company Ltd.

(12) Mr. Tabak is our Chief Operating Officer.

(13) Includes 71,476 shares which are held by the Abramovich Trust Company Ltd.

(14) Mr. Zucker is one of our directors.

                              PLAN OF DISTRIBUTION

     Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on the Over-The-Counter Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, through underwriters, brokers or dealers acting as agents of the selling stockholders, or to underwriters, brokers or dealers acting as agents for the selling stockholders, or to underwriters, brokers or dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on the Over-The-Counter Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, underwriters, brokers or dealers engaged by a selling stockholder may arrange for other underwriters, brokers or dealers to participate. Such underwriters, brokers or dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such underwriters, brokers or dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any underwriters, brokers or dealers that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders. The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to underwriters, brokers or dealers in connection with any sale of their shares.

                            DESCRIPTION OF SECURITIES

     The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, as amended (which are incorporated by reference to Form SB-2 filed on June 27, 2002 and Form 8-K filed on February 6, 2004).

DIVIDEND POLICY

     Our proposed operations are capital intensive and we need working capital. Therefore, we will be required to reinvest any future earnings in our operations. Our board of directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. The future declaration and payment of dividends will be determined by our board of directors after considering the conditions then existing, including our earnings, financial condition, capital requirements, and other factors.

CAPITAL STRUCTURE

     Our authorized capital consists of 75,000,000 shares of common stock, par value $.001 per share, and no shares of preferred stock. As of June 22, 2005, we had 23,925,010 shares of common stock outstanding. Stockholders: (a) have general ratable rights to dividends from funds legally available therefore, when, as and if declared by the board of directors; (b) are entitled to share ratably in all of our assets available for distribution to stockholders upon liquidation, dissolution or winding up of our affairs; (c) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (d) are entitled to one vote per share on all matters on which stockholders may vote at all shareholder meetings. The common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the common stock voting for the election of directors can elect one hundred percent of our directors if they choose to do so.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for Zone 4 Play, Inc. by Zysman, Aharoni, Gayer & Co./Sullivan & Worcester LLP, Boston, Massachusetts.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows use to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under
Section 15(d) of the Exchange Act. The documents we are incorporating by reference as of their respective dates of filing are:

     o The Registration Statement on Form S-8 of which this prospectus is a part, and the exhibits filed with this registration statement and incorporated into this registration statement by reference;

     o Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004;

     o    Our Current Report on Form 8-K filed with the SEC on January 7, 2005;

     o    Our Current Report on Form 8-K filed with the SEC on January 24, 2005;

     o    Our Current Reports on Forms 8-K filed with the SEC on January 27,
          2005;

     o    Our Current Report on Form 8-K filed with the SEC on February 22,
          2005;

     o    Our Current Report on Form 8-K filed with the SEC on February 28,
          2005;

     o    Our Current Report on Form 8-K filed with the SEC on March 14, 2005;

     o    Our Current Report on Form 8-K filed with the SEC on April 19, 2005;

     o    Our Current Report on Form 8-K filed with the SEC on April 27, 2005;

     o Our Amendment filed with the SEC on April 28, 2005 to our Current Report on Form 8-K filed on January 17, 2005;

     o The Company's Current Report on Form 8-K filed with the SEC on June 1, 2005;

     o Our Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2005; and

     o The description of the Company's common stock contained in the Registration Statement on Form 8-A filed with the SEC on April 22, 2005.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Bylaws require that we indemnify and hold harmless our officers and directors who are made a party to or threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Zone4Play to the fullest extent permitted under Chapter 78 of the Nevada Revised Statutes, as amended.

     The State of Nevada permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

     (a)  The person conducted himself or herself in good faith;

     (b)  The person reasonably believed:

          (1) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

          (2) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests.

     (c) In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

     The indemnification discussed herein is not exclusive of any other rights to which those indemnified may be entitled under our Articles of Incorporation, any Bylaws, agreements, vote of stockholders, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                     ADDITIONAL INFORMATION AVAILABLE TO YOU

     This prospectus is part of a registration statement on Form S-8 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. The Company is subject to the informational requirements of the Exchange Act and, accordingly, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy material filed by us with the SEC at the Public Reference Section of the SEC located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 800-SEC-0330 for further information on the Public Reference Section. You may access our electronic filings on the SEC's Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers, including the Company, that are filed electronically with the SEC. Our common stock is quoted on The Over-The-Counter Bulletin Board.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following additional documents, which have been filed by the Company with the SEC are incorporated by reference in and made a part of this registration statement, as of their respective dates:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004;

     (b) The Company's Current Report on Form 8-K filed with the SEC on January 7, 2005;

          The Company's Current Report on Form 8-K filed with the SEC on January 24, 2005;

          The Company's Current Reports on Forms 8-K filed with the SEC on January 27, 2005;

          The Company's Current Report on Form 8-K filed with the SEC on February 22, 2005;

          The Company's Current Report on Form 8-K filed with the SEC on February 28, 2005;

          The Company's Current Report on Form 8-K filed with the SEC on March 14, 2005;

          The Company's Current Report on Form 8-K filed with the SEC on April 19, 2005;

          The Company's Current Report on Form 8-K filed with the SEC on April 27, 2005;

          The Company's Amendment filed with the SEC on April 28, 2005 to our Current Report on Form 8-K filed on January 17, 2005;

          The Company's Current Report on Form 8-K filed with the SEC on June 1, 2005;

          The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2005;

          The description of the Company's common stock contained in the Registration Statement on Form 8-A filed with the SEC on April 22, 2005; and

          The description of the Company's common stock contained in the Registration Statement on Form 8-A filed with the SEC on April 22, 2005.

     All documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, as amended (which are incorporated by reference to Form SB-2 filed on June 27, 2002 and Form 8-K filed on February 6, 2004).

DIVIDEND POLICY

     Our proposed operations are capital intensive and we need working capital. Therefore, we will be required to reinvest any future earnings in our operations. Our board of directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. The future declaration and payment of dividends will be determined by our board of directors after considering the conditions then existing, including our earnings, financial condition, capital requirements, and other factors.

CAPITAL STRUCTURE

     Our authorized capital consists of 75,000,000 shares of common stock, par value $.001 per share and no shares of preferred stock. As of June 22, 2005, we had 23,925,010 shares of common stock outstanding. Stockholders: (i) have general ratable rights to dividends from funds legally available therefore, when, as and if declared by the board of directors; (ii) are entitled to share ratably in all assets of the Company available for distribution to stockholders upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all shareholder meetings. The common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the common stock voting for election of directors can elect one hundred percent of the directors of the Company if they choose to do so.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Bylaws require that we indemnify and hold harmless our officers and directors who are made a party to or threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company to the fullest extent permitted under Chapter 78 of the Nevada Revised Statutes, as amended.

     The State of Nevada permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

     (a)  The person conducted himself or herself in good faith;

     (b)  The person reasonably believed:

          (1) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

          (2) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests.

     (c) In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

     The indemnification discussed herein is not exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaws, agreements, vote of stockholders, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8. EXHIBITS.

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          PROVIDED, HOWEVER, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Company pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
          1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on the 22nd day of June, 2005.

                                                  ZONE4PLAY, INC.

                                                  By: /s/ Shimon Citron
                                                  ---------------------
                                                  Shimon Citron
                                                  President and Chief
                                                  Executive Officer

                        POWER OF ATTORNEY AND SIGNATURES

     Pursuant to the requirements of the Securities Act, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated. We, the undersigned officers and directors of the Company, hereby severally constitute and appoint Shimon Citron and Uri Levy, and each of them individually, our true and lawful attorney to sign for us and in our names in the capacities indicated below any and all amendments or supplements, whether pre-effective or post-effective, to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures to said amendments to this registration statement signed by our said attorney and all else that said attorney may lawfully do and cause to be done by virtue hereof.

      SIGNATURE                      TITLE                            DATE
      ---------                      -----                            ----

/S/ Shimon Citron     President, Chief Executive Officer           June 22, 2005
-----------------     (Principal Executive Officer) and Director
Shimon Citron

/S/ Uri Levy          Chief Financial Officer (Principal           June 22, 2005
------------          Financial and Accounting Officer)
Uri Levy

/S/ Shlomo Rothman    Director                                     June 22, 2005
------------------
Shlomo Rothman

/S/ Oded Zucker       Director                                     June 22, 2005
---------------
Oded Zucker

                                  EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION

4.1 Articles of Incorporation (incorporated by reference to Form SB-2 filed on June 27, 2002)

4.2 Certificate of Amendment to Articles of Incorporation (incorporated by reference to Form 8-K filed on February 6, 2004)

4.3 By-laws of the Company (incorporated by reference to the Company's Form SB-2 filed on June 27, 2002).

5.1            Opinion of Zysman, Aharoni, Gayer & Co./Sullivan & Worcester
               LLP.*

23.1 Consent of Zysman, Aharoni, Gayer & Co./Sullivan & Worcester LLP (contained in the opinion of Zysman, Aharoni, Gayer & Co./Sullivan & Worcester LLP filed herewith as Exhibit 5.1).

23.2          Consent of Kost, Forer, Gabbay & Kassierer, a member of Ernst &
               Young Global.*

24.1 Powers of Attorney (included in the signature page to this registration statement).

99.1 2004 Global Share Option Plan (incorporated by reference to the Company's Form 8-K filed on November 23, 2004).

----------

*    filed herewith